Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-168310

November 8, 2010

PPG Industries, Inc.

Issuer:	PPG Industries, Inc.

Title of Securities:	$250,000,000 1.900% Notes due 2016	$500,000,000 3.600% Notes due 2020	$250,000,000 5.500% Notes due 2040

Long-Term Debt Ratings:	Moody’s: Baa1 (stable) / S&P: BBB+ (stable) / Fitch: A- (stable)

Format:	SEC Registered

Principal Amount Offered:	$250,000,000	$500,000,000	$250,000,000

Trade Date:	November 8, 2010	November 8, 2010	November 8, 2010

Settlement Date (T+3):	November 12, 2010	November 12, 2010	November 12, 2010

Maturity Date:	January 15, 2016	November 15, 2020	November 15, 2040

Price to Public:	99.124%	98.774%	99.244%

Coupon:	1.900%	3.600%	5.500%

Yield to Maturity:	2.079%	3.748%	5.552%

Spread to Benchmark Treasury:	T + 95 bps	T + 120 bps	T + 145 bps

Benchmark Treasury:	1.250% UST due 10/15	2.625% UST due 8/20	4.375% UST due 5/40

Benchmark Treasury Yield:	1.129%	2.548%	4.102%

Gross Spread:	0.600%	0.650%	0.875%

Net Proceeds to the Issuer:	$246,310,000	$490,620,000	$245,922,500

Interest Payment Dates:	January 15 and July 15 commencing on July 15, 2011	May 15 and November 15 commencing on May 15, 2011	May 15 and November 15 commencing on May 15, 2011

Make-Whole Call:	The greater of par or make-whole at Treasury Rate plus 15 bps	The greater of par or make-whole at Treasury Rate plus 20 bps	The greater of par or make-whole at Treasury Rate plus 25 bps

CUSIP:	693506BF3	693506BD8	693506BE6

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. SG Americas Securities, LLC

Co-Managers:

Banca IMI S.p.A.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Daiwa Capital Markets America Inc.

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

PNC Capital Markets LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co., 1-866-471-2526, J.P. Morgan Securities LLC, 212-834-4533 or Morgan Stanley & Co. Incorporated, 1-866-718-1649.